Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-181030-01

June 6, 2012

% Fixed Rate Notes due June 15, 2022

This free writing prospectus relates only to the notes referred to above and should be read together with Duke Realty Limited Partnership’s preliminary prospectus supplement, dated June 6, 2012, and the accompanying prospectus, dated April 30, 2012, and the documents incorporated and deemed to be incorporated by reference therein.

Definition of “Total Unencumbered Assets”

For purposes of the covenant entitled “Maintenance of Total Unencumbered Assets” applicable to the notes referred to above, the term “Total Unencumbered Assets” shall be defined as follows:

“Total Unencumbered Assets” means the sum of (i) those Undepreciated Real Estate Assets not subject to an encumbrance and (ii) all other assets of the Issuer and its Subsidiaries not subject to an encumbrance determined in accordance with GAAP (but excluding intangibles and accounts receivable); provided, however, that all investments by the Issuer and its Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from the calculation of Total Unencumbered Assets to the extent that such investments would have otherwise been included.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847; RBC Capital Markets, LLC toll-free at 1-866-375-6829; or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.